Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELOXX PHARMACEUTICALS, INC.

AND

Delta Merger Sub Acquisition Corporation

AND

ZIKANI THERAPEUTICS, INC.

DATED AS OF APRIL 1, 2021

Table of Contents

i

ii

SCHEDULES

Schedule A – Company Stockholders Required Signatures

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made as of April 1, 2021, by and among Eloxx Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Delta Merger Sub Acquisition Corporation, a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), and Zikani Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger as a direct, wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended the adoption of this Agreement by the stockholders of the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, pursuant to Section 228 of the DGCL and the Company Charter Documents, prior to, but with effect immediately after, the execution and delivery of this Agreement, each holder of Company Capital Stock set forth on Schedule A has executed and delivered to the Company, and the Company has delivered to Parent, a true, correct and complete copy of an action by written consent evidencing the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Written Consent”), which constitutes the Requisite Stockholder Approval;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, as applicable, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, in accordance with the DGCL.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, notice of deficiencies, notice of potential liability, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Document(s)” means when used in reference to a particular Person, any agreement, certificate, instrument, or other document executed or contemplated to be executed by such Person in connection with the transactions contemplated hereby.

“Assets” has the meaning set forth in Section 3.09(a).

“Audited Financial Statements” has the meaning set forth in Section 3.06(a)(i).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a)(i).

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Carve-Out Plan” means the Company’s Management Carve-Out Plan.

“Carve-Out Plan Waivers” means those certain waivers, entered into no fewer than two (2) days prior to the Closing, by the Company and the Participants in the form previously approved by Parent, copies of which have been delivered to Parent.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, including by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Closing” has the meaning set forth in Section 2.02.

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“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock, taken together.

“Company Common Stock” means the common stock, with a par value of $0.001 per share, of the Company.

“Company Charter Documents” means, collectively, the Company’s certificate of incorporation and bylaws, each as amended through the date hereof and as in full force and effect on the date hereof.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned by or exclusively licensed to the Company.

“Company IP Agreements” means all assignments, options, licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any change, event, effect, fact, condition or circumstance which, individually or in the aggregate has resulted in or would reasonably be expected to (1) prevent, materially impede or materially delay the Company from consummating the Merger or any of the other transactions contemplated by this Agreement or the Company from performing its obligations under this Agreement or (2) result in a material adverse effect on the business, financial condition or results of operations of the Company.

“Company Options” means all options granted under the Company Plan by the Company prior to the date hereof to purchase or otherwise acquire Company Capital Stock (whether or not vested).

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“Company Plan” means the Company’s 2015 Employee, Director and Consultant Equity Incentive Plan.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock and the Company Series A-1 Preferred Stock.

“Company Permits” has the meaning set forth in Section 3.14(b).

“Company Series A Preferred Stock” means the Series A Preferred Stock, with a par value of $0.001 per share, of the Company.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, with a par value of $0.001 per share, of the Company.

“Company Stockholder Written Consent” has the meaning set forth in the Recitals.

“Consideration Spreadsheet” has the meaning set forth in Section 2.12(a).

“Continuing Employees” means those employees of the Company who are actively employed immediately prior to the Closing and who remain employees of the Surviving Entity immediately following the Closing.

“Contract” or “Contracts” means with respect to any Person, any contract, lease, sublease, deed, mortgage, license, sublicense or any other promise, instrument, note, commitment, understanding, arrangement, undertaking, indenture, joint venture, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by any property, business, operation or right of such Person is subject or bound.

“Data Room” means Parent’s virtual data room hosted by Donnelley Financial Solutions in the folder “Zikani”.

“D&O Indemnified Party” has the meaning set forth in Section 5.02(a).

“D&O Insurance Policies” has the meaning set forth in Section 5.02(b).

“Data” has the meaning set forth in Section 3.14(e).

“Debarred” has the meaning set forth in Section 3.14(c).

“Dissenting Shares” has the meaning set forth in Section 2.14.

“DGCL” has the meaning set forth in the Recitals.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.03.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Enforceability Exceptions” has the meaning set forth in Section 3.02(a).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with, or violation of, any Environmental Law, actual or alleged liability arising under any Environmental Law, or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

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“Exchange” means The Nasdaq Global Market or such other stock exchange on which Parent Common Stock is listed or quoted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“FDA Act” means the Federal Food, Drug and Cosmetic Act, as amended.

“FDA Ethics Policy” has the meaning set forth in Section 3.14(j).

“Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“Forum” has the meaning set forth in Section 7.10(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Good Laboratory Practices” has the meaning set forth in Section 3.14(h).

“Government Contracts” has the meaning set forth in Section 3.08(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated under any Environmental Law, including any that are hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, mold, and polychlorinated biphenyls.

“HIPAA” has the meaning set forth in Section 3.14(k).

“ICH” has the meaning set forth in Section 3.14(h).

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

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“Instructions” has the meaning set forth in Section 2.08(b).

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“IRB” has the meaning set forth in Section 3.14(i).

“Knowledge” with respect to any fact, circumstance, event or other matter in question, means the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) with respect to the Company, Sumit Aggarwal and Daniel Geffken and (b) with respect to Parent and its Subsidiaries, Neil Belloff and Greg Williams.

“Law” means any statute, law, ordinance, regulation, permit, convention, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06(c).

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“Material Contracts” has the meaning set forth in Section 3.08(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means an aggregate number of shares of Parent Common Stock equal to 7,596,810.

“Merger Sub” has the meaning set forth in the Preamble.

“NIH” has the meaning set forth in Section 3.08(a)(xi).

“Parachute Payment Waivers” has the meaning set forth in Section 5.01(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” means the Board of Directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Charter Documents” means, collectively, the Parent’s certificate of incorporation and bylaws, each as amended through the date hereof and as in full force and effect on the date hereof.

“Parent Common Stock” means the common stock, with a par value $0.01 per share, of Parent.

“Parent Disclosure Schedules” means the Disclosure Schedules delivered by the Parent concurrently with the execution and delivery of this Agreement.

“Parent Financial Statements” has the meaning set forth in Section 4.05(b).

“Parent Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole.

“Parent Preferred Stock” means the preferred stock, with a par value $0.01 per share, of Parent.

“Parent RSU” has the meaning set forth in Section 2.07(e).

“Parent SEC Documents” has the meaning set forth in Section 4.05(a).

“Participant” has the meaning given to the term in the Carve-Out Plan.

“Permits” means all permits, licenses, franchises, approvals, consents, waivers, clearances, concessions, authorizations, registrations, certificates, variances and similar rights obtained or filed, or required to be obtained or filed, from or with Governmental Authorities including any authorizations or rights required to conduct pre-clinical studies, animal studies, and clinical trials.

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“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Privacy Laws” has the meaning set forth in Section 3.14(n).

“Privacy Policies” has the meaning set forth in Section 3.14(n).

“Proprietary Information” means at any date, any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the party to be charged hereunder), which constitute trade secrets, personally identifiable financial information, or personal health information under governing Law.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(d).

“Real Property” has the meaning set forth in Section 3.10(a).

“Recall” has the meaning set forth in Section 3.14(d).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, managers, advisors, consultants, agents, Persons providing services or activities for, with, on behalf of, or in conjunction with such Person, but only to the extent of those services or activities, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Requisite Stockholder Approval” has the meaning set forth in Section 3.02(a).

“Rule 144” has the meaning set forth in Section 5.03.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 280G” has the meaning set forth in Section 5.01(c).

“Section 280G Payments” has the meaning set forth in Section 5.01(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder” means a holder of the Company’s Capital Stock as of the Effective Time.

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“Studies” has the meaning set forth in Section 3.14(e).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity (i) of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of the date of determination, owned by such Person or one or more Subsidiaries of such Person, or (ii) that is a variable interest entity in which such Person is the primary beneficiary, as determined in accordance with GAAP.

“Surviving Entity” has the meaning set forth in Section 2.01.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real, personal or tangible property), escheat, unclaimed property, real property gains, windfall profits, capital, net worth, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority.

“Union” has the meaning set forth in Section 3.17(b).

ARTICLE II
THE MERGER

Section 2.01      The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its existence under the DGCL as the surviving entity following the Merger (sometimes referred to herein as the “Surviving Entity”).

Section 2.02      Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place immediately following the execution of this Agreement and delivery of the Requisite Stockholder Approval to Parent, virtually through electronic transfer (the day on which the Closing takes place being the “Closing Date”) and shall be effective pursuant to Section 2.03.

Section 2.03      Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

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Section 2.04      Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

Section 2.05      Constituent Documents. At the Effective Time, (a) the certificate of incorporation of the Surviving Entity shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that Section 1 of the certificate of incorporation of the Surviving Entity shall be amended to read: “The name of the corporation is Zikani Therapeutics, Inc.” and (b) the parties shall take all actions necessary so that the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity, until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Entity and such bylaws; provided, however, that such bylaws shall indicate that the name of the Surviving Entity is “Zikani Therapeutics, Inc.”.

Section 2.06      Directors and Officers. Parent shall cause, in connection with the Effective Time, for the directors and officers listed on Schedule 2.06, to be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Entity.

Section 2.07      Effect of the Merger on the Capital Stock of the Company. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)            Cancellation of Certain Company Capital Stock. All shares of the Company Capital Stock that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled and retired in accordance with Section 2.07(a)), shall be converted into the right to receive a respective amount of shares of Parent Common Stock as reflected in the Consideration Spreadsheet in accordance with Section 2.12.

(c)            Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity, with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Entity.

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(d)           Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Options, each Company Option that is outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time without the payment of any consideration therefor. Prior to the Closing Date, the Board of Directors of the Company (or any applicable committee thereof) adopted resolutions and took all such other actions as are required to: (i) terminate the Company Plan as of the Closing; and (ii) ensure that, after the Closing, no holder of any award granted under the Company Plan shall have any right thereunder to acquire any equity securities of the Company or to receive any payment or benefit with respect thereto.

(e)            Carve-out Plan. The Board of Directors or applicable committee thereof, has adopted resolutions that, subject to the service of the individuals set forth on Schedule 2.07 with Parent or it applicable Subsidiary as of the Closing, provide for the issuance of Restricted Stock Unit Awards (under and within the meaning of the Parent’s 2018 Equity Incentive Plan), effective as of, and subject to the occurrence of, the Closing, to the individuals in the amounts and subject to the terms set forth on Schedule 2.07 (such Restricted Stock Unit Awards, the “Parent RSUs”).

Section 2.08      Surrender and Payment.

(a)            At the Effective Time, all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing such shares of Company Capital Stock (each, a “Certificate”) shall cease to have any rights as a stockholder of the Company.

(b)           Each Stockholder entitled to receive Merger Consideration, has delivered to Parent a duly completed and validly executed letter of transmittal, together with such Stockholder’s Certificate(s) for cancellation (or an affidavit of loss thereto in accordance with Section 2.11) and written instructions regarding (i) the Person in whose name the Merger Consideration issuable to such holder in respect of such Certificate shall be registered, and (ii) the Person to whom book- entry shares representing such Parent Common Stock shall be delivered (collectively, subclauses (i) and (ii), the “Instructions”). If after the Effective Time, any Certificate is presented to Parent, it shall be cancelled and exchanged as provided in this Section 2.08. No interest shall be paid or accrued upon the surrender or transfer of any Certificate. In connection with the Effective Time, Parent shall instruct its transfer agent to issue and deliver to such Stockholder book-entry shares representing such Stockholder’s Merger Consideration issuable to such holder in respect of such Certificate in accordance with such Instructions.

Section 2.09      No Further Ownership Rights in Company Capital Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of any shares of the Company Capital Stock on the stock transfer books of the Surviving Entity. If, after the Effective Time, Certificates are presented to the Surviving Entity, such Certificates shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II and elsewhere in this Agreement.

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Section 2.10      Withholding Rights. Each of Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Parent, Merger Sub or the Surviving Entity, as the case may be, made such deduction and withholding.

Section 2.11      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, without the requirement of such Person of a bond, Parent shall issue (or cause of be issued), in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.12      Consideration Spreadsheet.

(a)            Attached hereto is Schedule 2.12 (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which sets forth, as of the immediately prior to the Effective Time (except as set forth below) the following:

(i)             with respect to each Stockholder, on a certificate by certificate basis:

(A)          the names and addresses of all Stockholders;

(B)          the number and type of shares of Company Capital Stock held by each such Stockholder;

(C)          the respective certificate number(s) representing such shares of Company Capital Stock; and

(D)          the Merger Consideration payable to each Stockholder with respect to each share of Company Capital Stock.

(b)           The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under this ARTICLE II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.13      Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent, Merger Sub and the Company are to be parties under Section 368(b) of the Code. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

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Section 2.14      Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 2.07(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.07(b) and subject to Section 2.08. Parent shall direct and control the negotiations and proceedings with respect to demands for appraisal in respect of any Dissenting Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedules, the Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01      Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not have a Company Material Adverse Effect.

Section 3.02      Authority; Board Approval.

(a)            The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the Stockholders representing (i) a majority of the issued and outstanding Company Preferred Stock voting together as a single class and (ii) a majority of the issued and outstanding Company Capital Stock voting together as a single class (the “Requisite Stockholder Approval”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Stockholder Approval. The Requisite Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

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(b)           The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all members of the Company Board duly called and held or pursuant to a written consent and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration by the Stockholders.

Section 3.03      No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Company Charter Documents; (ii) subject to, in the case of the Merger, obtaining the Requisite Stockholder Approval, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Company Disclosure Schedules, require any consent under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, or cancel any Material Contract, or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, acceleration, termination, modification or cancellation that, would not, individually or in the aggregate, reasonably be expected to be material to the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such other consents, approvals, Permits, Governmental Orders, declaration, filings or notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Company.

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Section 3.04      Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, of which 9,992,731 shares are issued and outstanding; (ii) 165,989,214 shares of Company Preferred Stock, consisting of (x) 50,604,600 shares of Company Series A Preferred Stock, of which 8,160,000 shares are issued and outstanding and (y) 115,384,614 shares of Company Series A-1 Preferred Stock, of which 4,016,000 shares are issued and outstanding; (iii) 23,790,446 shares of Company Common Stock issuable pursuant to outstanding Company Options granted pursuant to the Company Plan and (iv) 1,260,812 shares of Company Common Stock available for future issuance pursuant to the Company Plan.

(b)         Except as set forth on Section 3.04(b) of the Company Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) the Company has no commitment to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no undeclared or accrued and unpaid dividends with respect to any of any shares of Company Capital Stock.

(c)            Except as set forth on Section 3.04(c) of the Company Disclosure Schedules, all issued and outstanding shares of Company Capital Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances except for restrictions imposed by applicable securities Laws. All issued and outstanding shares of Company Capital Stock were issued in compliance with applicable Law.

(d)            No outstanding Company Capital Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

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(e)            All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(f)            All Company Options have been granted in all material respects in accordance with the terms of the plan or program pursuant to which such Company Options were issued, and in compliance in all material respects with applicable Laws, and each Company Option has an exercise price per share of Company Common Stock that has been determined to be equal to or greater than the fair market value of a share of Company Common Stock on the date of grant, in accordance with any applicable requirements of Section 409A of the Code.

Section 3.05      No Subsidiaries. The Company has no Subsidiaries, and does not own, or have any interest in any shares or have an ownership interest in, any other Person.

Section 3.06      Financial Matters.

(a)            Financial Statements. Section 3.06(a) of the Company Disclosure Schedules contains complete copies of each of the following:

(i)             the Company’s audited financial statements consisting of the audited balance sheets of the Company as of December 31, 2019 (the “Balance Sheet Date”) and December 31, 2018, and the related audited statements of operations, statements of stockholders’ deficit/equity and statements of cash flows for the years then ended (collectively, the “Audited Financial Statements”); and

(ii)           the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2020, and the related statements of operations, changes in stockholders’ deficit/equity and statement of cash flows for the year then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)           Compliance with GAAP, etc. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse to the Company) and the absence of notes (that if presented would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, which are complete and correct in all material respects, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company has maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with the historical accounting policies and procedures of the Company, consistently applied, and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize, or report financial information to the Company’s management, except as may be expressly indicated in the notes to the Financial Statements. To the Company’s Knowledge, there is not, and there has not been, any fraud, whether or not material, that involves or involved any member of management or any other employee who has or had a significant role in the Company’s internal control over financial reporting.

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(c)            Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected, disclosed or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law), (c) those that are not, individually or in the aggregate, material to the Company, and (c) those that are set forth in Section 3.06(c) of the Company Disclosure Schedules.

Section 3.07      Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, there has not occurred any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the transactions contemplated by this Agreement or the Ancillary Documents or as set forth in Section 3.07 of the Company Disclosure Schedules, since the Balance Sheet Date, there has not been, with respect to the Company, any:

(a)       amendment of the Company Charter Documents;

(b)       split, combination or reclassification of any shares of its capital stock;

(c)       issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(d)       declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(e)       material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Audited Financial Statements;

(f)       incurrence, assumption or guarantee of any indebtedness for borrowed money;

(g)       transfer, assignment, sale or other disposition of any of the assets shown or reflected in the balance sheets of the Audited Financial Statements or cancellation of any indebtedness;

(h)       transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements (except for non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice) or abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration;

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(i)             material damage, destruction or loss (whether or not covered by insurance) to its property or imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(j)             any capital investment in, or any loan to, any other Person;

(k)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees (other than participant loans under a Qualified Plan);

(l)             action by the Company to make, change or rescind any Tax election, amend any Tax Return, change any method of Tax accounting, settle any claim or assessment with respect to any income Tax or other material Tax, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Parent in respect of any post-Closing Tax period;

(m)          purchase, lease or other acquisition of the right to own, use or lease any material or substantial portion of the property or assets of any Person or the stock of any Person, including by merger or otherwise;

(n)           except as required pursuant to any Benefit Plan or applicable Laws, (i) materially increased the compensation or other benefits payable or that may become payable to, or granted or entered into any arrangement for severance, termination, retention, change in control or similar pay to, directors, officers or employees of the Company; (ii) accelerated the vesting, payment or funding of, or caused the funding of, any material compensation or benefits to directors, officers or employees of the Company; (iii) terminated, other than for “cause”, the employment of any employee at or above the level of vice president or (iv) hired or promoted any employee other than hires or promotions in the ordinary course of business consistent with past practice of the business below the level of vice president;

(o)           except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(p)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08      Material Contracts.

(a)            Section 3.08(a) of the Company Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Company Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(c) of the Company Disclosure Schedules, being “Material Contracts”):

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(i)             all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(ii)           all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi)          except for Contracts relating to trade receivables, all Contracts relating to Indebtedness of the Company;

(vii)        all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(viii)      all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)          any Contracts to which the Company is a party that provide for any joint venture, partnership, strategic alliance or similar arrangement by the Company;

(x)           all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xi)          any grants or research funding agreements, including agreements with the National Institutes of Health (“NIH”), as well as any collaboration agreements;

(xii)        all Contracts involving (A) “milestone” or other similar contingent payments to be made to or by the Company upon the achievement of certain milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company; and

(xiii)      all Contracts pursuant to which (A) the Company has an obligation to make any capital commitment, loan or expenditure in an amount in excess of $100,000 in any 12-month period or $250,000 over the term of such Contract, or (B) pursuant to which the Company received aggregate consideration in excess of $100,000 during the fiscal year ended December 31, 2020 or is reasonably expected to receive aggregate consideration in excess of $100,000 during the current fiscal year.

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(b)           Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Parent.

Section 3.09      Assets.

(a)            Ownership of Assets. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interest in all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including all assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, except for such properties and assets that have been sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business (collectively, the “Assets”). The Assets are owned or leased by the Company free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)             statutory liens for current Taxes not yet due and payable;

(ii)           mechanics’, carriers’, workmen’s, repairmen’s or similar statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; or

(iii)         liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)           Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used in or necessary to the operations of the business of the Company and are adequate to conduct the business of the Company as currently being conducted by the Company.

(c)            Condition of Tangible Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company included in the Assets, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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Section 3.10      Real Property.

(a)            The Company does not own, nor has it ever owned, real property. Section 3.10(a) of the Company Disclosure Schedules set forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Company (the “Real Property”).

(b)           Section 3.10(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.

(c)            The Company has delivered or made available to Parent true, complete and correct copies of any leases of the Company for the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. (i) The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, Permit, covenant, condition, restriction, easement, license, or agreement, (ii) to the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company and (iii) there are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11      Intellectual Property.

(a)            Section 3.11(a) of the Company Disclosure Schedules lists all Company IP Registrations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with or made available to Parent true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations that are not publicly available.

(b)           No Governmental Authority grants were used in the conception or reduction to practice of any material Company IP Registrations owned by the Company, except for any such grants that do not result in such Governmental Authority or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company IP Registrations or the right to receive royalties.

(c)            Section 3.11(c) of the Company Disclosure Schedules lists all material Company IP Agreements, excluding (i) licenses for commercially available computer components, (ii) software that are generally available on nondiscriminatory pricing terms or non-exclusive licenses relating to the products, processes and services of the Company, and (iii) agreements between the Company and its employees or independent contractors on such Company’s standard form thereof. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each such Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions. Neither the Company nor any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Company IP Agreement.

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(d)           Except as set forth in Section 3.11(d) of the Company Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property that is owned or purported to be owned by the Company, and has the valid right to use all other material Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances or non-exclusive licenses of Intellectual Property granted in the ordinary course of business. Without limiting the generality of the foregoing, except as set forth in Section 3.11(d) of the Company Disclosure Schedules, to the Knowledge of the Company, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property (that is owned or purported to be owned by the Company); and (ii) acknowledge the Company’s exclusive ownership of all such Company Intellectual Property. The Company has provided Parent with true and complete copies of standard form of such agreements.

(e)            The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(f)            To the Knowledge of the Company, the Company’s rights in the Company IP Registrations that have been issued or that have completed registration are valid, subsisting and enforceable. Except as set forth on Section 3.11(f) of the Company Disclosure Schedules, the Company has taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements. Except as set forth on Section 3.11(f) of the Company Disclosure Schedules, all current and former employees, consultants and contractors of the Company who contributed to the creation or development of the Company Intellectual Property that is owned by the Company have executed Contracts that assign to the Company all of such Person’s rights to Intellectual Property in such contribution.

(g)           To the Knowledge of the Company, the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the valid and enforceable Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

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(h)           There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the valid and enforceable Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any material Company Intellectual Property (except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company IP Registrations); or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any material Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.12      Insurance. Section 3.12 of the Company Disclosure Schedules sets forth a true and complete list of each insurance policy of the Company (collectively, the “Insurance Policies”), including type, coverage, underwriter, and true and complete copies of such Insurance Policies have been made available to Parent. (a) Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement and have not been subject to any lapse in coverage, (b) the Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies, (c) all premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, have been prior to Closing in accordance with the payment terms of each Insurance Policy, (d) to the Company’s Knowledge, no insurer of any such Insurance Policy has been declared insolvent, and (e) the Company is not in default under, and has not otherwise failed to comply in any material respect with any provision contained in any such Insurance Policy. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Insurance Policies are sufficient for compliance with all applicable Laws and Material Contracts.

Section 3.13      Legal Proceedings; Governmental Orders.

(a)            There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of the Assets.

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Section 3.14      Compliance With Laws; Permits; Regulatory Matters.

(a)            The Company and, to the Company’s Knowledge, its Representatives have, since January 1, 2018, complied, and are now complying, in all material respects with all Laws applicable to it or its business, properties or assets, including (i) the FDA Act (21 U.S.C. §§301 et seq.) and its implementing regulations, and (ii) Laws pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, preparation, assembly, propagation, packaging, processing, manufacture, transfer, transporting, storing, distribution, approval, labeling, marketing, pricing, third party reimbursement or sale of drugs, biological products and medical devices, or components thereof, in each case except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be material to the Company.

(b)           The Company and, to the Company’s Knowledge, its Representatives, have all Permits required to conduct their business in all material respects, as it relates to the Company’s operations, and all such Permits are valid and in full force and effect (including all material Permits that may be required by the FDA, NIH or any other Governmental Authority engaged in the regulation of the operations of the Company’s business). All fees and charges with respect to such Permits as of the date hereof have been paid in full and all filing, reporting, and maintenance obligations have been completely and timely satisfied in all material respects. Section 3.14(b) of the Company Disclosure Schedules lists all current Permits issued to the Company which are material for the conduct of activities related to the Company’s business, including those Permits issued and held by the Company’s Representatives for the Company’s business (the “Company Permits”), including the names of the Permits, the holder of the Permit, and their respective dates of issuance and expiration. All Company Permits are valid and in full force and effect and will continue to be so upon consummation of the transactions contemplated by this Agreement, except for such invalidity or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to be material to the Company. No event has occurred that, with or without notice lapse or limitation of time or both, would reasonably be expected to result in the revocation, suspension, or lapse of any Company Permit. The Company, and to the Company’s Knowledge, its Representatives, are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to be material to the Company. The Company, and to the Company’s Knowledge, its Representatives, have not received any notice or other communication from any Governmental Authority regarding (i) any material adverse change in any Company Permit, or any failure to comply with any applicable Laws of any Governmental Authority or any term or requirement of any Company Permit or (ii) any lapse, revocation, withdrawal, suspension, cancellation, limitation, subjection to an integrity review, termination, material modification of, or any other action against any Company Permit.

(c)            (i) None of the Company and, to the Company’s Knowledge, any of its Representatives, have been convicted of any crime, engaged in any conduct, or have been the subject of any proceeding that has previously caused or would reasonably be expected to result in (A) debarment or suspension from participation in any activities or programs related to pharmaceutical product candidates or pharmaceutical products pursuant to 21 U.S.C. Section 335a; (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Authority, (C) exclusion, debarment, suspension or ineligibility to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration; (D) charging or conviction of a criminal or civil offense or otherwise named in an action that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other statute pertaining to the development, testing, manufacturing, labeling, packaging, distribution, sale, marketing, promotion, or advertising of drugs, biologics, devices, or health related products; or (E) disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812 (collectively (A)-(E), “Debarred”); (ii) the Company, and to the Company’s Knowledge, the Company’s Representatives, do not employ or use the services of, and are not a party to a Contract with any person who is Debarred; (iii) neither the Company nor, to the Knowledge of the Company, a Company Representative, has employed, used the services of, or been a party to a Contract with any Person who, during the time when such Person was employed by, under contract with, or provided services to the Company or Representative, was Debarred; and (iv) neither the Company nor, to the Knowledge of the Company, its Representatives, have received any notice or other communication from any Governmental Authority or any Person threatening, investigating, or pursuing Debarment or any acts that could reasonably be expected to result in Debarment.

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(d)           Each of the product candidates of the Company is and, since January 1, 2018, has, among other things, been and is being developed, tested, manufactured and held, shipped, and labeled, as applicable, by the Company, and, to the Knowledge of the Company, by its Representatives, in material compliance with the FDA Act and/or all applicable Laws, regulations and guidance issued by the FDA, NIH, and/or other Governmental Authority, except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be material to the Company. No product candidate developed, manufactured, tested, held, shipped, or labeled by the Company or, to the Knowledge of the Company, a Company Representative, has been or has been requested by a Governmental Authority or Person to be recalled, withdrawn, removed, suspended or discontinued or otherwise corrected (whether voluntarily or otherwise) (collectively “Recall”). Neither the Company, a Representative, nor any Governmental Authority has sought, is seeking, or has or is currently threatening or contemplating any Recall or seizure of the product candidates of the Company. There are no proceedings (whether completed or pending) seeking the recall, withdrawal, removal, discontinuation, suspension or seizure of any such product candidate, pre-market approvals or other study authorizations, or marketing authorizations, or to the Knowledge of the Company threatened, against the Company or, to the Company’s Knowledge, any Representative, nor have any such proceedings been pending at any time.

(e)            All reports, documents, claims, notices and other submissions required to be filed, maintained, or furnished to the FDA, NIH, or any other Governmental Authority by the Company or, to the Company’s Knowledge, a Company Representative, have been so filed, maintained or furnished and were complete and correct in all respects on the date filed (or were corrected in or supplemented by a subsequent filing), except for any such reports, documents, claims or notices the failure of which to so file, maintain or furnish would not, individually or in the aggregate, reasonably be expected to be material to the Company. For all pre-clinical studies, animal studies, and clinical trials conducted or being conducted by, in conjunction with, or on behalf of the Company or a Representative or otherwise contemplated by the Company or a Representative (collectively “Studies”), the Company has made available to Parent true, complete and correct copies of all material study reports, protocols, and statistical analysis plans (collectively, the “Data”). All Data accurately, completely, and fairly reflects the results from and plans for the Studies in all material respects. The Company has no Knowledge of any other studies, the results of which are inconsistent with, or otherwise call into question, the Data. Except as reflected in the Data, the Company is not aware of any facts or circumstances related to the safety or efficacy of any of the product candidates of the Company that was the subject of a Study that would materially impact the ability of the Company to receive, or otherwise delay the receipt of, regulatory approval for the marketing and commercialization of any of the product candidates of the Company.

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(f)            The Company has delivered to Parent each annual report filed by the Company or its Representatives with the FDA, NIH, and any similar Governmental Authority with respect to any product candidates, if any. The Company has delivered to Parent all material information in its possession about adverse drug experiences obtained or otherwise received by the Company or, to the Company’s Knowledge, a Representative from any source, including information derived from clinical investigations, animal or pre-clinical investigations, and reports in the scientific literature, and unpublished scientific papers relating to any product candidate.

(g)           The Company has delivered to Parent as of the date hereof (i) complete and correct copies of each investigational new drug application filed with the FDA and each similar regulatory filing made by or on behalf of the Company with any other Governmental Authority, including the NIH, and including all supplements and amendments thereto with respect to each product candidate and Study, in each case, if any, (ii) all material correspondence or submissions including summaries of oral interactions sent to and received from the FDA, NIH, and similar Governmental Authority by the Company or, to the Company’s Knowledge, a Representative that concerns or would reasonably be expected to impact a product candidate of the Company or Study, if any and (iii) all existing written records relating to all material discussions and all meetings between the Company and the FDA, NIH, or similar Governmental Authority with respect to each product candidate or Study, if any.

(h)           The Studies have, since January 1, 2018, been and are being conducted in all material respects in accordance with all applicable Law and requirements of the FDA, NIH, and similar Governmental Authorities, including, as applicable, the requirements of “Good Laboratory Practice” as promulgated by the FDA under and in accordance with Title 21, Part 58 of the U.S. Code of Federal Regulations, and the applicable guidelines and standards published by the FDA that relate thereto, and the applicable principles of Good Laboratory Practice as promulgated by the European Commission under European Directives 2004/9/EC and 2004/10/EC, and the requirements of “Good Clinical Practice,” informed consent, and all other applicable requirements relating to protection of human subjects and the conduct of clinical trials contained in Title 21, Parts 50, 56, and 312, and in Title 45, Part 46 of the U.S. Code of Federal Regulations, and the applicable guidelines and standards published by the FDA and United States Department of Health and Human Services that relate to the conduct of clinical studies in humans, the applicable practices and standards described in the Guidelines on Principles of Good Clinical Practice in Conduct of EU Clinical Trials as promulgated by the European Commission under European Directive 2001/20/EC, and similar applicable standards, guidelines and regulations promulgated or otherwise required by the International Conference on Harmonisation (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (ICH E6), except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be material to the Company.

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(i)             Neither the Company nor, to the Company’s Knowledge, any Representative, has received any written or other notice or communication from the FDA, NIH, any other Governmental Authority, any Institutional Review Board (“IRB”), or other Person or board responsible for the oversight or conduct of any Study, requiring or threatening the termination, suspension, material modification or restriction, delay, or clinical hold of, or otherwise rejecting any Study that was, is planned to be, or is being conducted, nor has any such action commenced. All Studies were and, if still pending, are being conducted in all respects in accordance with the protocols, procedures and controls designed and approved for such Studies, with standard medical and scientific research procedures, and in accordance with any requirement of an IRB or other Person or board responsible for review of such Studies. All Studies have obtained all applicable approvals from an IRB or other Person or board responsible for review of such Studies. In the case of any Studies involving human subjects, all subjects, or their legal representatives, have provided their informed consent for participation.

(j)             The Company has not, and to the Company’s Knowledge, none of its Representatives, has made an untrue statement of a material fact or fraudulent or misleading statement to the FDA, NIH, or a Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, NIH or a Governmental Authority, or otherwise committed an act, made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). Neither the Company nor, to the Company’s Knowledge, any Representatives is the subject of any pending or, to the Knowledge of the Company, threatened investigation pursuant to the FDA Ethics Policy, or resulting from any other untrue or false statement or omission.

(k)           The Company and, to the Company’s Knowledge, its Representatives, are in compliance with, and since the Company’s incorporation, have complied with, all applicable security and privacy standards regarding protected health information, including the standards under (i) the Health Insurance Portability and Accountability Act of 1996, (42 U.S.C. § 1320d et seq.), as amended, and its implementing Administrative Simplification regulations related to the privacy of Protected Health Information and the Security Standards, as defined by law (45 C.F.R. parts 160, 162 and 164), also known as the HIPAA Privacy Rule (“HIPAA”), and the Standards for Electronic Transactions, the Security Standards and the Health Information Technology for Economic and Clinical Health Act as incorporated in the American Recovery and Reinvestment Act of 2009 and (ii) any applicable state privacy Laws, including the California Consumer Privacy Act, Cal. Civ. Code §1798.100 et seq., and its implementing regulations, except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be material to the Company. No claims have been asserted or, to the Company’s Knowledge, are threatened against the Company by any Person or Governmental Authority alleging a material violation of any privacy, personal or confidentiality rights under any applicable Laws. To the Company’s Knowledge, there has been no unauthorized access to, theft, breach or disclosure of or other misuse of that information. There has been no unauthorized disclosure by the Company, of electronic communications, patient data, clinical data or protected health information to any third party.

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(l)             No Actions, investigations, lawsuits, or regulatory proceedings, are or have ever been pending, brought, or to the Company’s Knowledge, threatened by or before the FDA, NIH, the Centers for Medicare and Medicaid Services, the U.S. Office of Inspector General of the U.S. Health and Human Services, the U.S. Department of Justice, or other Person in which the Company or, to the Company’s Knowledge, a Representative was, is or will be made the defendant or respondent, nor are there any adverse judgments, decrees, or orders, currently in effect that have been issued by such Governmental Authority against the Company or to the Company’s Knowledge, a Representative.

(m)          The Company does not participate in (i) Medicare (42 U.S.C. §1395 et seq.), (ii) Medicaid (42 U.S.C. § 1396 et seq.), or other governmental payment program; and no income or revenue of the Company is derived from any of the foregoing.

(n)           The Company and, to the Company’s Knowledge, its Representatives, are in compliance with, and since January 1, 2018, have complied with, all applicable Laws of all Governmental Authority, or any self-regulating organization, regarding privacy, security and/or data protection (collectively, “Privacy Laws”), except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be material to the Company. The Company and, to the Company’s Knowledge, its Representatives, have maintained, enforced and complied with all written privacy, security and data protection policies (the “Privacy Policies”) with respect to any Proprietary Information providing for, without limitation: (i) clear and conspicuous disclosure of the Company’s privacy, security and data protection practices, including collection, storage, use and disclosure of, and provision of access and corrections to any Proprietary Information, and (ii) protection from loss, misappropriation, disclosure or corruption of, and unauthorized access to any Proprietary Information, except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be material to the Company. Neither this Agreement nor the transactions contemplated by this Agreement violate or will violate the terms and conditions of any Privacy Policies. To the Company’s Knowledge, no Proprietary Information has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person.

(o)           Neither the Company nor, to the Knowledge of the Company, its Representatives, including sites engaging in the manufacture and/or testing of the product candidates, and conduct of Studies, have received any notice or other communication from any Governmental Authority or other Person and is not aware that any Governmental Authority or other Person has or is alleging any violation of any Laws applicable to a Study, the product candidates of the Company or the Company’s operations. Without limiting the foregoing, neither the Company, nor to the Company’s Knowledge, its Representatives, have received, had threatened, had asserted, or have pending any Warning Letters, Untitled Letters, Cyber Letters, notices of violation, adverse inspectional findings, or FDA Form 483s, or other notice of enforcement action, including any suspension, consent decree, corporate integrity agreement, monitoring agreement, settlement order, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, target or no-target letter, or other similar agreement or action relating to the conduct of the Company’s business, the Studies, or the product candidates of the Company.

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Section 3.15      Environmental Matters.

(a)            The operations of the Company and the business of the Company are and, have been in material compliance with all applicable Environmental Laws and the Company has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, or is reasonably likely to result in an obligation by the Company to undertake or fund any investigation or remediation of any environmental conditions.

(b)           The Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company; and all such Environmental Permits are in full force and effect and no reason exists why they cannot be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law. The Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c)            No real property currently or formerly owned, operated, used or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           To the Knowledge of the Company, with respect to the Real Property, there have been no Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law. The Company has not received any Environmental Notice that any of the Real Property is or has been contaminated with any Hazardous Materials which could reasonably be expected to result in an Environmental Claim against, or a violation of any Environmental Law or term of any Environmental Permit by the Company, or any obligation by the Company to investigate or remediate the Real Property or any other real property at which the Company may have disposed of waste or Hazardous Materials.

Section 3.16      Employee Benefit Matters.

(a)            Section 3.16(a) of the Company Disclosure Schedules contains a true and complete list of each material Benefit Plan. “Benefit Plan” means any pension, benefit, retirement, savings, compensation, employment, consulting, profit sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock option, stock or stock-based, change in control, retention, severance, vacation, paid time off, medical, dental, vision, life insurance, cafeteria (Section 125 of the Code), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, accident, disability, long-term care, employee assistance, scholarship, welfare, expense reimbursement, fringe-benefit and other benefit or similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability.

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(b)           With respect to each material Benefit Plan, to the extent applicable, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any current summary plan descriptions, summaries of material modifications and employee handbooks relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, copies of the three (3) most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan year; (viii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the nondiscrimination testing results for the three (3) most recently completed years; and (ix) copies of material, non-routine notices, letters or other correspondence during the past three years from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)            Each Benefit Plan (and any related trust or other funding vehicle) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).

(d)           Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or has been established under a prototype plan for which a favorable and current opinion letter from the Internal Revenue Service has been obtained by the prototype plan sponsor, in each case, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause a loss of a qualified status of any Qualified Benefit Plan.

(e)            Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or material penalty under Section 4975 of the Code.

(f)            All material benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws or if not due have been accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

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(g)           There are no pending or threatened Actions relating to any Benefit Plan (other than routine claims for benefits in the ordinary course), and no Benefit Plan has been or, to the Knowledge of the Company is reasonably expected to be, the subject of an examination, investigation or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)           Neither the Company nor any of its ERISA Affiliates has or reasonably expects to incur, either directly or indirectly, any Liability under Title IV of ERISA or related provisions of the Code, including with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA.

(i)             No Benefit Plan provides or represents an obligation to provide post-termination or retiree medical, dental, vision, life or other welfare benefits to any individual, other than (i) non-subsidized coverage as required under Section 601 et. seq. of ERISA or other applicable Law, (ii) for coverage through the end of the month in which such termination occurs or (iii) under an employment agreement included on Section 3.16(a) of the Company Disclosure Schedules.

(j)             Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events that would not by itself): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to compensation, severance pay or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits, or increase the amount of compensation due to

(k)           any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.17      Employment Matters.

(a)            The Company has provided to Parent a complete and correct list of (i) all Company employees by (A) name, (B) title or position, (C) full-time or part-time status, (D) current base salary or wage rate, (E) current target bonus, (F) start date, (G) service reference date (if different from the start date), (H) work location (city and state), (I) vacation entitlement formula, (J) amount of accrued but unused vacation and (K) an indication of whether or not such employee is on a leave of absence, and (ii) all independent contractors engaged by the Company and all “leased employees” (as such term is defined in Section 414(n) of the Code) of the Company by (A) job position or function, (B) hourly pay rate or other compensatory arrangement, and (C) the total amount paid by the Company to such Person in 2020.

(b)           The Company is not, and has never been, a party to or bound by, and is not negotiating and has not agreed to negotiate, any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company in his or her capacity as such, and, no Union or group of employees is seeking or has sought, and to the Knowledge of the Company is not expected to seek, to organize employees for the purpose of collective bargaining. There has never been, nor to the Knowledge of the Company is there or has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting the Company or any of its employees.

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(c)            The Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, labor relations, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaged in any unfair labor practices.

(d)           There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any current or former employee of the Company or any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company.

(e)            No allegation of sexual or other unlawful harassment or discrimination has been made to Company management or human resources in the past three years against any officer, employee or independent contractor of the Company and, to the Knowledge of the Company, there exists no basis for such allegations. The Company has not entered into any settlement, consent decree or other agreement resolving any such allegations.

(f)            To the Knowledge of the Company, as of the date of this Agreement, no officer or key employee has communicated any plans to terminate his, her or their employment with the Company, and no employee of the Company is in violation of any material term of any employment agreement, nondisclosure agreement, common law obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation relating to (i) the right of any such employee to be employed by the Company or (ii) the knowledge or use of trade secrets or proprietary information.

(g)           The Company has in all material respects properly verified the employment eligibility of all Company employees in compliance with the Immigration Reform and Control Act and the Illegal Immigration Reform and Immigrant Responsibility Act and has retained a fully completed and executed Form I-9 for each of its employees. To the Knowledge of the Company, each employee is legally entitled to work in the jurisdiction in which he or she is employed and in the position in which he or she is employed.

(h)           The Company in all material respects (i) has properly classified and treated all of its non-leased or borrowed workers as independent contractors or employees, (ii) has properly classified and treated all of its employees as “exempt” or “non-exempt” from overtime requirements under all Laws (including the Fair Labor Standards Act) or other requirements of any Governmental Authority, and (iii) is not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid as of the Closing Date.

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Section 3.18      Taxes.

(a)            All federal income Tax Returns and other material Tax Returns that are required to be filed by the Company have been timely filed. Such Tax Returns are complete and correct in all material respects. All material Taxes that have become due and payable by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)           The Company has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other third party.

(c)            Subject to exceptions as would not be material, no written claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is subject to taxation by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(e)            The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(f)            No deficiencies for material Taxes have been claimed, proposed or assessed against the Company by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company.

(g)           The Company is not a party to any Tax indemnity, Tax sharing or Tax allocation agreement, other than customary indemnification provisions in commercial contracts entered into in the ordinary course of business with vendors, customers and landlords.

(h)           The Company is not and has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), or as a transferee or successor, pursuant to a Contract, other than customary indemnification provisions in commercial contracts entered into in the ordinary course of business with vendors, customers and landlords.

(i)             The Company has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)             The Company has not engaged in any transaction identified as a “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder.

(k)           The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l)             There are no Encumbrances for Taxes upon any assets of the Company, other than Permitted Encumbrances.

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(m)          The Company has not entered into or otherwise is a party to a “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable Law), or any other similar agreement with any Governmental Authority with respect to Taxes, that is currently in effect.

(n)           The Company will not be required to include in taxable income for a taxable period ending after the Closing Date any material amount of taxable income attributable to income that arose in a prior taxable period but was not recognized in any prior taxable period as a result of (A) an installment sale or an open transaction made on or prior to the Closing Date, (ii) change in method of accounting for Tax purposes for a taxable period ending on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(o)           The Company will not be required to pay Taxes after the Closing Date as a result of an election under Section 965(h) of the Code.

(p)           The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in any country other than the United States.

(q)           The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Sections 409A or 4999 of the Code, or otherwise in respect of Taxes.

(r)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events that would not by itself) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.19      Books and Records. The minute books and stock record books of the Company, all of which have been delivered to Parent, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.20      Related Party Transactions. No executive officer or director of the Company or any person owning 1% or more of the shares of Company Capital Stock, on a fully-diluted basis (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.21      Brokers. Except as set forth on Section 3.21 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company. Section 3.21 of the Company Disclosure Schedules sets forth each Person that is or may become entitled to receive any fee or other amount from the Company for professional or other services performed or to be performed in connection with this Agreement or the transactions contemplated hereby and the amount thereof.

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Section 3.22      No Other Representations or Warranties. In connection with the due diligence investigation of Parent and its Subsidiaries and Merger Sub by the Company and its Representatives, the Company and its Representatives have received and may continue to receive after the date hereof from Parent, Merger Sub and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent and its Subsidiaries and its business and operations. The Company hereby acknowledges and agrees that, except for the express representations and warranties of Parent and Merger Sub contained in ARTICLE IV of this Agreement, neither Parent nor any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated thereby, and (subject to the express representations or warranties of Parent and Merger Sub contained in ARTICLE IV of this Agreement and in any certificates delivered by Parent and Merger Sub in connection with the transactions contemplated by this Agreement) none of the Company nor its Representatives has relied on any such information (including the accuracy or completeness thereof). Nothing in this Section 3.22 shall impact any rights of any party to this Agreement in respect of fraud.

Section 3.23      Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no event or circumstance which the Company has not disclosed to Parent which could reasonably be expected to have a Company Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Parent Disclosure Schedules or the Parent SEC Documents filed on or after January 1, 2020, and publicly available prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures that are predictive, cautionary or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01      Organization and Qualification of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

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Section 4.02      Authority; Board Approval.

(a)            Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b)           The Parent Board, by resolutions duly adopted by a vote at a meeting of all members of the Parent Board duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL and (iii) recommended the approval of this Agreement by Parent, as Merger Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Merger Sub is required.

Section 4.03      No Conflicts; Consents. Except as set forth on Section 4.03 of the Parent Disclosure Schedules, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (ii) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; (iii) require any consent under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, or cancel any material Contract of Parent; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Parent, other than, in the cause of clauses (ii) and (iii), any such conflict, violation, breach, default, acceleration, termination, modification or cancellation that would not have, individually or in the aggregate, a Parent Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such other consents, approvals, Permits, Governmental Orders, declaration, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect. The issuance of the Merger Consideration does not require a vote by the Parent’s stockholders under applicable Law.

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Section 4.04      Capitalization.

(a)            As of March 30, 2021, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock, of which 40,214,873 shares are outstanding; and (ii) 5,000,000 shares of Parent Preferred Stock, of which no shares are outstanding.

(b)           Except as set forth on Section 4.04(b) of the Parent Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Parent is authorized or outstanding, and (ii) Parent has no commitment to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Parent or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no undeclared or accrued and unpaid dividends with respect to any of any shares of Parent Capital Stock.

(c)            Except as set forth on Section 4.04(c) of the Parent Disclosure Schedules, all issued and outstanding shares of Parent Capital Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Parent Charter Documents or any agreement to which the Parent is a party; and (iii) free of any Encumbrances created by the Parent in respect thereof except for restrictions imposed by applicable securities Laws and Permitted Encumbrances. All issued and outstanding shares of Parent Capital Stock were issued in compliance with applicable Law.

(d)           Except as set forth on Section 4.04(d) of the Parent Disclosure Schedules, no outstanding Parent Capital Stock is subject to vesting or forfeiture rights or repurchase by Parent. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Parent or any of its securities.

(e)            All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Parent were undertaken in compliance with the Parent Charter Documents then in effect, any agreement to which Parent then was a party and in compliance with applicable Law.

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(f)            Upon issuance, the shares of Parent Common Stock that are issued as Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens (other than restrictions imposed by applicable securities Laws and Permitted Encumbrances).

(g)           All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 4.05      SEC Filings; Financial Matters.

(a)            SEC Filings. Parent has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents and statements required by it to be filed or furnished as applicable since and including January 1, 2020 under the Exchange Act (all such forms, reports, schedules, statements and other documents and statements filed by Parent with the SEC under the Exchange Act since January 1, 2019, together with all amendments thereto and including all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Parent SEC Documents”).

(b)           Compliance with GAAP, etc. The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end or period-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). No Subsidiary of Parent is subject to periodic reporting requirements of the Exchange Act.

(c)            Disclosure Controls and Procedures. The records, systems, controls, data and information of Parent are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or their accountants (including all means of access thereto and therefrom). Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for Parent and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (b) to the Knowledge of the Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, since January 1, 2020, if any, has been disclosed or made available to the Company prior to the date hereof. Neither Parent nor any of its Subsidiaries has made any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

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(d)           Undisclosed Liabilities. Parent has no Liabilities, except (a) those which are adequately reflected, disclosed or reserved against in the Parent Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since December 31, 2020 (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law), (c) those that are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, and (d) those that are set forth in Section 4.06(d) of the Parent Disclosure Schedules.

Section 4.06      Absence of Certain Changes, Events and Conditions. Since December 31, 2020, there has not occurred any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.07      Compliance With Laws; Permits; Regulatory Matters.

(a)            The Parent and, to the Parent’s Knowledge, its Representatives have, since July 1, 2018, complied, and are now complying, in all material respects with all Laws applicable to it or its business, properties or assets, including, (i) the FDA Act (21 U.S.C. §§301 et seq.) and its implementing regulations, and (ii) Laws pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, preparation, assembly, propagation, packaging, processing, manufacture, transfer, transporting, storing, distribution, approval, labeling, marketing, pricing, third party reimbursement or sale of drugs, biological products and medical devices, or components thereof, in each case, except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be, individually or in the aggregate, material to the Parent and its Subsidiaries, taken as a whole.

(b)           The Parent and, to the Parent’s Knowledge, its Representatives, have all Permits required to conduct their business in all material respects, as it relates to the Parent’s operations, and all such Permits are valid and in full force and effect (including all material Permits that may be required by the FDA, NIH or any other Governmental Authority engaged in the regulation of the operations of the Parent’s business), except where such invalidity or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

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(c)            Each of the product candidates of the Parent is and, since July 1, 2018, has, among other things, been and is being developed, tested, manufactured and held, shipped, and labeled, as applicable, by the Parent, and, to the Knowledge of the Parent, by its Representatives, in material compliance with the FDA Act and/or all applicable Laws, regulations and guidance issued by the FDA, NIH, and/or other Governmental Authority, except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole. No product candidate developed, manufactured, tested, held, shipped, or labeled by the Parent or, to the Knowledge of the Parent, a Parent Representative, has been or has been requested by a Governmental Authority or Person to be recalled, withdrawn, removed, suspended or discontinued or otherwise corrected (whether voluntarily or otherwise) (collectively “Parent Recall”). Neither Parent, nor, to the Parent’s Knowledge, a Representative of Parent or any Governmental Authority, has sought, is seeking, or has or is currently threatening or contemplating any Parent Recall or seizure of the product candidates of the Parent. There are no proceedings (whether completed or pending) seeking the recall, withdrawal, removal, discontinuation, suspension or seizure of any such product candidate, pre-market approvals or other study authorizations, or marketing authorizations, or to the Knowledge of the Parent threatened, against the Parent or, to the Parent’s Knowledge, any Representative, nor have any such proceedings been pending at any time.

(d)           All reports, documents, claims, notices and other submissions required to be filed, maintained, or furnished to the FDA, NIH, or any other Governmental Authority by the Parent or, to the Parent’s Knowledge, a Parent Representative, have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), except for any such reports, documents, claims or notices the failure of which to so file, maintain or furnish would not have a Parent Material Adverse Effect. Material study reports and protocols for certain pre-clinical studies, animal studies, and clinical trials conducted or being conducted by, in conjunction with, or on behalf of the Parent or a Representative of Parent (have been made available to the Company in the Data Room (such studies, collectively, the “Parent Studies” and such material study reports and protocols, collectively, the “Parent Data”). All Parent Data accurately, completely, and fairly reflects the results from and plans for the Parent Studies in all material respects. The Parent has no Knowledge of any other studies, the results of which are inconsistent with, or otherwise call into question, the Parent Data. Except as reflected in the Parent Data, the Parent is not aware of any material facts or circumstances related to the safety or efficacy of any of the product candidates of the Parent that was the subject of a Parent Study that would have a Parent Material Adverse Effect on the ability of the Parent to receive regulatory approval for the marketing and commercialization of any of the product candidates of the Parent that are the subject of the Parent Studies.

(e)            The Parent has not, and to the Parent’s Knowledge, none of its Representatives, has made an untrue statement of a material fact or fraudulent or misleading statement to the FDA, NIH, or a Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, NIH or a Governmental Authority, or otherwise committed an act, made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke the FDA Ethics Policy. Neither the Parent nor, to the Parent’s Knowledge, any of its Representatives, are the subject of any pending or, to the Knowledge of the Parent, threatened investigation pursuant to the FDA Ethics Policy, or resulting from any other untrue or false statement or omission.

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(f)            The Parent and, to the Parent’s Knowledge, its Representatives, are in compliance in all material respects with, and since the Parent’s incorporation, has complied with, in all material respects, all applicable security and privacy standards regarding protected health information, including, but not limited to, the standards under (i) HIPAA, and the Standards for Electronic Transactions, the Security Standards and the Health Information Technology for Economic and Clinical Health Act as incorporated in the American Recovery and Reinvestment Act of 2009 and (ii) any applicable state privacy Laws, in each case, except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be, individually or in the aggregate, material to the Parent and its Subsidiaries, taken as a whole. No claims have been asserted or, to the Parent’s Knowledge, are threatened against the Parent by any Person or Governmental Authority alleging a material violation of any privacy, personal or confidentiality rights under any applicable Laws. To the Parent’s Knowledge, there has been no unauthorized access to, theft, breach or disclosure of or other misuse of that information. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent and its Subsidiaries, taken as a whole, there has been no unauthorized disclosure by the Parent, of electronic communications, patient data, clinical data or protected health information to any third party.

(g)           No Actions, investigations, lawsuits, or regulatory proceedings, are or have ever been pending, brought, or to the Parent’s Knowledge, threatened by or before the FDA, NIH, the Centers for Medicare and Medicaid Services, the U.S. Office of Inspector General of the U.S. Health and Human Services, the U.S. Department of Justice, or other Person in which the Parent or, to the Parent’s Knowledge, a Parent Representative was, is or will be made the defendant or respondent, nor are there any adverse judgments, decrees, or orders, currently in effect that have been issued by such Governmental Authority against the Parent or to the Parent’s Knowledge, a Representative.

Section 4.08      Legal Proceedings. There are no Actions pending or, to the Parent’s Knowledge, threatened (i) against Parent affecting any of its properties or assets; or (ii) against Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, in either case, that individually or in the aggregate, would have a Parent Material Adverse Effect.

Section 4.09      Taxes. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole:

(a)            Parent and each of its Subsidiaries have timely filed all federal income Tax Returns and other Tax Returns they were required to file. Such Tax Returns were complete and correct in all respects. All Taxes that have become due and payable by Parent and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid;

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(b)           Parent and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other third party;

(c)            no written claim has been made by any Governmental Authority in any jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to taxation by that jurisdiction;

(d)           no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Parent or its Subsidiaries;

(e)            the amount of the Liability for unpaid Taxes of Parent and any of its Subsidiaries for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Parent Financial Statements;

(f)            no deficiencies for Taxes have been claimed, proposed or assessed against Parent or its Subsidiaries by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of Parent or its Subsidiaries;

(g)           neither Parent nor any of its Subsidiaries is party to any Tax indemnity, Tax sharing or Tax allocation agreement, other than customary indemnification provisions in commercial contracts entered into in the ordinary course of business with vendors, customers and landlords;

(h)           neither Parent nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any Liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law) or as transferee or successor;

(i)             neither Parent nor any of its Subsidiaries have been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(j)             neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code;

(k)           neither Parent nor any of its Subsidiaries has engaged in any transaction identified as a “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder; and

(l)             Parent and its Subsidiaries have not taken any action, nor to the Knowledge of Parent, are there any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 4.10      Brokers. Except as set forth on Section 4.10 of the Parent Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11      Related Party Transactions. No executive officer or director of the Parent or any person owning 1% or more of the shares of Parent Capital Stock, on a fully diluted basis (or, to the Parent’s Knowledge, any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Parent or any of its assets, rights or properties or has any interest in any property owned by the Parent or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in any such case, of a type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.12      CFIUS. Parent does not produce, design, test, manufacture, fabricate, or develop any “critical technologies” as defined at 31 C.F.R. § 800.215.

Section 4.13      No Other Representations and Warranties. In connection with the due diligence investigation of the Company by Merger Sub and Parent and their respective Representatives, Parent, Merger Sub and their Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Sub and Parent hereby acknowledge and agree that, except for the express representations and warranties of the Company contained in this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to the Company in connection with the transactions contemplated thereby, and (subject to the express representations or warranties of the Company contained in ARTICLE III of this Agreement and in any certificates delivered by the Company in connection with the transactions contemplated by this Agreement), none of the Parent, Merger Sub nor any of their respective Representatives has relied on any such information (including the accuracy or completeness thereof). Nothing in this Section 4.13 shall impact any rights of any party to this Agreement in respect of fraud.

Section 4.14      Full Disclosure. No representation or warranty by Parent in this Agreement and no statement contained in the Parent Disclosure Schedules or any certificate or other document furnished or to be furnished to the Company or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no event or circumstance which the Parent has not disclosed to the Company which could reasonably be expected to have a Parent Material Adverse Effect.

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ARTICLE V
COVENANTS

Section 5.01      Stockholder Consent.

(a)            Concurrently with the execution of this Agreement, the Company is delivering to Parent the Company Stockholder Written Consent. The materials submitted to the Stockholders in connection with such consent have been reviewed and approved by Parent and the Company Board and include information regarding the Company, the terms of the Merger, this Agreement and the Ancillary Documents, and the Company Board Recommendation.

(b)           Promptly following, but in no event more than two (2) Business Days after the execution of this Agreement, the Surviving Entity or Parent shall mail a notice jointly prepared by the Company and Parent prior to the Closing (the “Stockholder Notice”) to every Stockholder that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company and its Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Company Capital Stock as contemplated by Section 262(d)(2) of the DGCL.

(c)            Prior to the Closing Date, the Company shall have obtained from each “disqualified individual” (within the meaning of Section 280G of the Code) of the Company who has a right to Section 280G Payments (as defined below) a written waiver of such person’s rights to the portion of such Section 280G Payments that exceed $1.00 less than 3.0 times such person’s “base amount” (within the meaning of Section 280G of the Code) (the “Parachute Payment Waivers”) and (ii) approval by the Stockholders holding the number of shares of stock required by the terms of Section 280G(b)(5)(B) of the Code or any successor provisions, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code, or any successor provisions, and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided pursuant to the Company’s Benefit Plans or other plans, programs, arrangements or Contracts that would reasonably be expected to result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that causes the payments and/or benefits to not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). The Company has provided Parent with a copy of the executed Parachute Payment Waivers and the disclosure statement and related calculations prepared in connection with this Section 5.01(c) prior to delivery of such materials to the Stockholders and considered in good faith any comments made by Parent regarding the content of such Parachute Payment Waivers and disclosure statement.

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Section 5.02      Directors’ and Officers’ Indemnification and Insurance.

(a)            Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.02 of the Company Disclosure Schedules, shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)           In connection herewith, the parties have obtained appropriate insurance policies for the Company and its directors, officers and managers for claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Insurance Policies”) and “tail” coverage for such D&O Insurance Policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors, officers, and managers of the Company as the D&O Insurance Policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement).

(c)            The obligations of Parent and the Surviving Entity under this Section 5.02 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.02 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.02 applies shall be third-party beneficiaries of this Section 5.02, each of whom may enforce the provisions of this Section 5.02).

Section 5.03      Restricted Securities; Rule 144 Obligations. The Parent Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Parent has received from the Stockholders evidence reasonably satisfactory to Parent that the Stockholders receiving shares of Parent Common Stock are each an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, and that each Stockholder is acquiring the Parent Common Stock for its own account, for investment purposes only and not with a view to (or for) the distribution (as such term is used in Section 2(11) of the Securities Act) or resale thereof. Until the resale by the Stockholders of their Parent Common Stock has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Parent Common Stock issued to the Stockholders shall be characterized as “restricted securities” under the Securities Act and shall bear a customary restrictive legend. Parent agrees to cooperate in a timely manner with the Stockholders holding such shares of Parent Common Stock to remove any restrictive legends or similar transfer instructions from the such shares upon the registration of such shares or in the event that the shares are otherwise transferable pursuant to an exemption from registration otherwise required thereunder, as accompanied by an opinion of counsel if required by Parent. With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Stockholders to sell shares of Parent Common Stock issued pursuant to this Agreement to the public without registration (“Rule 144”), for a period of one year after the Closing, at all times during which there are shares of Parent Common Stock issued pursuant to this Agreement outstanding that have not been previously (i) sold to or through a broker or dealer or underwriter in a public distribution or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof, in the case of either clause (i) or clause (ii) in such a manner that, upon the consummation of such sale, all transfer restrictions and restrictive legends with respect to such shares are removed upon the consummation of such sale, Parent agrees to use commercially reasonable efforts to:

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(a)            make and keep public information available, as those terms are understood and defined in Rule 144;

(b)           file with the SEC in a timely manner (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports and other documents required of Parent under the Exchange Act, so long as Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)            furnish to each Stockholder so long as such Stockholder continues to own Parent Common Stock issued pursuant to this Agreement, promptly upon request, (i) a written statement by Parent, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, and (ii) such other information as may be reasonably requested to permit the Stockholders to sell such securities pursuant to Rule 144 without registration.

Section 5.04      Listing Compliance Matters. As of the date hereof, Parent has (a) to the extent required by the rules and regulations of the Exchange, prepared and submitted to the Exchange a notification form for the listing of the shares of Parent Common Stock to be issued in connection with transactions contemplated hereby and caused such shares to be approved for listing (subject to official notice of issuance); and (b) to the extent required by Nasdaq Marketplace Rule 5110, filed an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and caused such Nasdaq Listing Application to be conditionally approved prior to the Effective Time.

Section 5.05      Employee Matters.

(a)            401(k) Termination and Participation. The Company has adopted a resolution effective no later than the day immediately preceding the date hereof terminating any and all Benefit Plans intended to include a Code Section 401(k) arrangement (a “Company 401(k) Plan”). Effective not later than the Closing Date, Parent shall have in effect one or more defined contribution plans that include a Code Section 401(k) arrangement and a related trust exempt from tax under Section 501(a) of the Code in which each Continuing Employee participating in a Company 401(k) Plan immediately prior to the Closing Date shall be eligible to participate as of the Closing Date and in which each Continuing Employee who would have become eligible to participate in the Company 401(k) Plan on or after the Closing Date shall become eligible to participate no later than such time as he or she would have become eligible to participate in the Company 401(k) Plan, subject, in each case, to the terms and conditions of any such plan(s).

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(b)           Notwithstanding anything in this Section 5.05 to the contrary, nothing contained herein shall be treated as an establishment, amendment or other modification of any Benefit Plan or any employee benefit plan of Parent or any of its affiliates, or shall limit the right of the Company, Parent or any of its affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan.  This Section 5.05(b) is not meant to, and does not, create any third party beneficiaries to the Agreement or any right to continued employment with the Company.

Section 5.06      Post-Closing Governance Matters. Promptly following the Closing, Parent shall cause Sumit Aggarwal to be appointed as Chief Executive Officer of the Company and for Vijay Modur to be named Head of Research & Development. Promptly following the Closing, the Parent Board to add to the following individuals to the Parent Board: Sumit Aggarwal, Alan Walts and Raj Parekh.

Section 5.07      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

ARTICLE VI
TAX MATTERS

Section 6.01      Tax Consequences. The parties shall not file any U.S. federal, state or local Tax Return nor take any position (whether in audits, Tax Returns or otherwise) in a manner that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code. The parties shall use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.02      FIRPTA Statement. The Company shall have delivered to Parent a properly executed statement and accompanying IRS notice from the Company that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in the form and substance reasonably satisfactory to Parent.

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ARTICLE VII
MISCELLANEOUS

Section 7.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses in connection with the Closing.

Section 7.02      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to the Company:	Zikani Therapeutics, Inc.
480 Arsenal Way
Watertown, MA 02472
E-mail: saggarwal@zikani.com
Attention: Sumit Aggarwal

with a copy to:	Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
Attention: Peter Handrinos, Scott Shean
and Brett Urig
Email: peter.handrinos@lw.com;
scott.shean@lw.com; brett.urig@lw.com

If to Parent or Merger Sub:	Eloxx Pharmaceuticals, Inc.
950 Winter Street
Waltham, MA 02451
E-mail: neil.belloff@eloxxpharma.com
Attention: Neil Belloff

with a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: Robert A. Cantone and Michael E. Ellis
Email: RCantone@proskauer.com;
mellis@proskauer.com

Section 7.03      Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 7.04      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06      Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.07      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08      No Third-Party Beneficiaries; No Survival. Except as provided in Section 2.07(e) and Section 5.02, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The parties agree that the representations and warranties contained in this Agreement shall not survive the Closing and there shall be no recourse for the parties for any inaccuracies or breaches of such representations and warranties.

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Section 7.09      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.10      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)           The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.10(c).

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Section 7.11      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELOXX PHARMACEUTICALS, INC.

By	/s/ Neil Belloff
Name:	Neil Belloff
Title:	Operating Officer, General Counsel and Corporate Secretary

DELTA MERGER SUB ACQUISITION CORPORATION

By	/s/ Neil Belloff
Name:	Neil Belloff
Title:	Vice President, Secretary and Treasurer

ZIKANI THERAPEUTICS, INC.

By	/s/ Sumit Aggarwal
Name:	Sumit Aggarwal
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

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